Exhibit 10.01

Cascade Natural Gas Corporation

Board of Director Orientation and Continuing Education Policy

The Company shall maintain an orientation program designed to familiarize new Directors with the Company, its management structure and operations, the industries in which the Company operates, and key regulatory, financial, and operational issues.  Directors shall be provided with information regarding corporate governance and the structure and procedures of the Board and the committees on which the Directors will serve. Director Orientation will be held promptly (and at least within three months) following any new director’s appointment or election to the Board. The program will provide an understanding of the Company, its business, operations, and key personnel, and it may consist of management presentations and other reference materials, and programs describing the Company’s markets, competitive position and strategies, significant financial, accounting and risk management issues, compliance programs and Ethics Policy.

In addition, Directors may attend educational programs designed to enable them better to perform their duties and recognize and deal with various issues that may arise during their tenure as directors.   Directors shall be encouraged to attend appropriate Company and external continuing director education programs to help them stay current on corporate governance, best Board practices, financial and accounting practices, ethical issues for directors and management, and similar matters relating to their Board positions.  Continuing education relating to the Company’s business matters shall occur regularly.

External Continuing Education, including expenses for materials and travel, obtained through board education programs at universities and elsewhere will be paid by the Company at up to $1,000 per fiscal year.  Attendance through a local program is preferred.  The Chair of the Governance, Nominating and Compensation Committee may approve reimbursement greater than $1,000 per year.

Internal Continuing Education through Company meetings or orientations shall be compensated at the same rate as attendance at a Board meeting.

September 13, 2005